UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2017

Armeau Brands, Inc.
(Exact name of registrant as specified in charter)

Nevada	333-191251	99-0375676
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6610 North University Drive #220, Fort Lauderdale, FL	33321
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 722-1300

1805-141 Lyon Court Toronto, Ontario Canada M6B 3H2	M6B 3H2
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “the Company,” “Gogo Baby,” “we,” “us” and “our” refer to Armeau Brands, Inc.

Item 5.01	Change in Control of Registrant.

On June 5, 2017, Jaitegh Singh purchased a total of 7,500,000 “restricted” shares of the Company’s common stock (the “Control Share Sale”) from Cassandra Tavukciyan for aggregate consideration of $345,000.  The Control Share Sale was consummated in a private transaction pursuant to a common stock purchase agreement entered into between Mr. Singh and Ms. Tavukciyan.  As a result of the completion of the Control Share Sale, a “Change in Control” of Armeau Brands took place.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Contemporaneously with the closing of and about the Control Share Sale, Cassandra Tavukciyan resigned as Armeau Brand’s sole director and officer and Mr. Singh, as the new majority shareholder of the Company, appointed himself as the Company’s sole director, Chief Executive Officer and Chief Financial Officer.

Jaitegh Singh, 29, has been a practicing attorney in South Florida since November 2012, focusing on bankruptcy and creditors’ rights matters as a partner in the Fort Lauderdale, Florida firm of Singh Law, P.A. During that same period, he also served as Chief Executive Officer of Bankruptcy Court Secrets Corp., a Fort Lauderdale based company which operates an independent educational platform for every day real estate investors to learn how to buy real estate through the bankruptcy court process. From June 2014 to May 2015, Mr. Singh also served as President and Chief Executive Officer of High Desert Assets, Inc., a Scottsdale, Arizona based publicly-held company whose shares are traded on the over-the-counter market, which provides consulting services to the legal medical and recreational marijuana industry in Colorado and Arizona. Mr. Singh holds a J.D. degree from the Shepard Broad Law Center of Nova Southeastern University.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2017	ARMEAU BRANDS, INC.

	By:	/s/ Jaitegh Singh
Jaitegh Singh, Chief Executive Officer and
Chief Financial Officer

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